UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 9, 2026

Talkspace, Inc.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39314 (Commission File Number)	84-4636604 (IRS Employer Identification No.)

622 Third Avenue
New York, New York 10017
(Address of principal executive offices) (Zip Code)

(212) 284-7206
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share Warrants to purchase common stock	TALK TALKW	Nasdaq Global Select Market Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On March 9, 2026, Talkspace, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Universal Health Services, Inc., a Delaware corporation (“Parent”), and UHS Merger Subsidiary, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent. Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

Pursuant to the Merger Agreement, which has been unanimously approved by the board of directors of the Company (the “Board”), at the effective time of the Merger (the “Effective Time”), each outstanding share of Company common stock, par value $0.0001 per share (“Company Common Stock”) (other than shares of Company Common Stock to be canceled pursuant to the Merger Agreement and shares with respect to which appraisal rights are properly exercised and not withdrawn under Delaware law), will automatically be converted into the right to receive $5.25 in cash, without interest (the “Merger Consideration”).

As soon as reasonably practicable following the Effective Time, the Company’s securities will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended.

As of the Effective Time, each stock option granted under the Company’s equity incentive plans (a “Company Stock Option”) that is vested as of the Effective Time (each, a “Vested Company Stock Option”) will be cancelled, with the holder becoming entitled to receive, with respect to each share underlying such Company Stock Option, an amount in cash equal to the excess, if any, of (i) the Merger Consideration over (ii) the per share exercise price of such Vested Company Stock Option. Each restricted stock unit granted under the Company’s equity incentive plans (“Company RSU”) that is vested, but not yet settled, as of the Effective Time will be cancelled, with the holder thereof becoming entitled to receive, with respect to each share subject to each Company RSU, an amount equal to the Merger Consideration.

Each Company Stock Option and Company RSU that is unvested as of the Effective Time will be converted into an equivalent equity award in respect of Class B Common Stock, par value $0.01 per share, of Parent (“Parent Class B Shares”), subject to the same terms and conditions as applied prior to the Effective Time. The number of Parent Class B Shares subject to each converted equity award will be equal to the number of shares of Company Common Stock subject to such award immediately prior to the Effective Time multiplied by the Exchange Ratio (and the per share exercise price of each Parent Class B Share issuable upon conversion will be equal to the exercise price of such converted Company Stock Option divided by the Exchange Ratio). The “Exchange Ratio” is determined by dividing (i) the closing price of Company Common Stock on the last day on which Company Common Stock is traded that is immediately prior to the date of the Effective Time by (ii) the closing price of a Parent Class B Share on the last day on which Company Common Stock is traded that is immediately prior to the date of the Effective Time.

The Company’s Employee Stock Purchase Plan will be terminated and all accumulated contributions of each participant thereunder will be used to purchase shares of Company Common Stock immediately following the conclusion of any ongoing purchase period or, if earlier, two business days prior to the Effective Time.

Additionally, as of the Effective Time, each Company Warrant (as defined in the Warrant Agreement between Hudson Executive Investment Corp. and Continental Stock Transfer & Trust Company, dated June 8, 2020) that is issued and outstanding as of immediately prior to the Effective Time will, immediately following the Effective Time, continue to be outstanding according to its terms; provided that, following the Effective Time, each Company Warrant will, automatically and without any required action on the part of the holder thereof or any other person, cease to become exercisable for Company Common Stock and become exercisable solely in exchange for the receipt of the Merger Consideration with respect to the aggregate number of Company Common Stock for which such Company Warrant was exercisable for immediately prior to the Effective Time.  If a holder properly exercises a Company Warrant within 30 days following the Company’s public disclosure of the consummation of the Merger in a Current Report on Form 8‑K, then the exercise price per share under such Company Warrant (the “Warrant Price”) with respect to such exercise shall be reduced by an amount (in dollars, and in no event less than zero) equal to the difference of (i) the Warrant Price in effect immediately prior to such reduction minus (ii) (A) the Merger Consideration minus (B) the Black‑Scholes Warrant Value.

The consummation of the Merger is subject to certain closing conditions, including (i) the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”), (ii) the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the expiration or termination of the waiting periods, or the obtaining of any required approvals or authorizations, applicable to the consummation of the Merger under certain state healthcare laws and (iv) the absence of any legal restraints that have the effect of preventing the consummation of the Merger. Additionally, Parent and Merger Sub’s obligations to consummate the Merger is subject to the absence of a continuing Material Adverse Effect (as defined in the Merger Agreement) on the Company having occurred since the date of the Merger Agreement. Moreover, each party’s obligation to consummate the Merger is subject to certain other conditions, including the accuracy of the other party’s representations and warranties in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance in all material respects with its obligations under the Merger Agreement. Consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations and warranties of each of Parent, the Company and Merger Sub relating to their respective businesses and certain matters related to the Merger Agreement. The Merger Agreement contains certain covenants, including covenants providing (i) for each of the parties to use reasonable best efforts to cause the transactions under the Merger Agreement to be consummated, (ii) for the Company to carry on its business in the ordinary course of business during the interim period between the execution of the Merger Agreement and completion of the Merger and (iii) for the Company not to engage in certain types of actions during that period without Parent’s consent.

The Merger Agreement obligates the Company to abide by customary “no-shop” restrictions on its ability to solicit alternative takeover proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative takeover proposals. Notwithstanding this obligation, prior to the receipt of the Company Stockholder Approval, if the Company receives an unsolicited bona fide alternative takeover proposal that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement and summarized below) and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, the Company may under certain circumstances furnish information to and engage in discussions or negotiations with the third party making such alternative takeover proposal. A “Superior Proposal” generally is any bona fide written takeover proposal to acquire 50% or more of the outstanding shares of Company Common Stock or the assets of the Company and the Company’s subsidiaries and, in good faith determination of the Board (after consultation with its financial advisors and outside legal counsel), (i) would be more favorable to the Company’s stockholders than the transactions under the Merger Agreement from a financial point of view and (ii) is reasonably capable of being completed, in each case, taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement.

Prior to the Company entering into a written definitive agreement for, or effecting a change in recommendation of the Board in connection with, a Superior Proposal, the Company must provide Parent with advance written notice of its intention to do so and Parent will generally have at least four business days after receipt of such notice to negotiate with the Company to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Board not to enter into such a definitive agreement or change its recommendation.

The Merger Agreement contains certain customary termination rights for the Company and Parent, including a right to terminate the Merger Agreement if the Merger is not completed by December 9, 2026 (as such date may be extended to March 9, 2027, pursuant to the terms of the Merger Agreement). The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, including, among others, the Company’s termination of the Merger Agreement to enter into a written definitive agreement for a Superior Proposal or following a change in recommendation of the Board, the Company will be obligated to pay Parent a termination fee of $32,394,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or any of their respective subsidiaries or affiliates. The representations and warranties of the parties contained in the Merger Agreement have been made solely for the benefit of the parties thereto. In addition, such representations and warranties (i) have been made only for purposes of the Merger Agreement, (ii) may be subject to limits or exceptions agreed upon by the contracting parties, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or other specific dates and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

On March 9, 2026, concurrently with the execution of the Merger Agreement, Parent entered into a voting agreement with (i) Douglas L. Braunstein, the Company’s Chairman, solely in his capacity as a stockholder of the Company, and his affiliates holding securities in the Company (the “Braunstein Voting Agreement”) and (ii) Erez Shachar, an independent director of the Company, solely in his capacity as a stockholder of the Company, and his affiliate holding securities in the Company (the “Shachar Voting Agreement” and, collectively with the Braunstein Voting Agreement, the “Voting Agreements”) pursuant to which, among other things, Mr. Braunstein, Mr. Shachar and their respective affiliates holding securities in the Company (collectively, the “Holders”) agreed, among other things, to vote all of their shares of Company Common Stock beneficially owned (A) in favor of adopting the Merger Agreement and any other actions contemplated by the Merger Agreement in respect of which the approval of the Company’s stockholders is requested, (B) against any alternative takeover proposal from a third party and (C) against any other action that would reasonably likely be intended, or would reasonably be expected, to materially impede, interfere with, delay, postpone, affect in an adverse manner or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement. As of the date of execution, Mr. Braunstein, collectively with his affiliates holding securities in the Company under the Braunstein Voting Agreement, owns approximately 9% of the Company Common Stock. As of the date of execution, Mr. Shachar, collectively with his affiliate holding securities in the Company under the Shachar Voting Agreement, owns approximately 5% of the Company Common Stock.

Each Voting Agreement will terminate upon the earliest of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the entry, without the prior written consent of the applicable Holders, into any material modification or amendment to the Merger Agreement that reduces the amount, changes the form or otherwise adversely affects the consideration payable to such Holders pursuant to the Merger Agreement as in effect on the date of the relevant Voting Agreement and (iv) with respect to any Holder, the mutual written agreement of such Holder and Parent.

The foregoing description of the Voting Agreements and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the form of the Braunstein Voting Agreement and the Shachar Voting Agreement, a copy of which is filed as Exhibit 99.1 and 99.2 hereto respectively and the terms of which are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated March 9, 2026, by and among Universal Health Services, Inc., UHS Merger Subsidiary, Inc. and Talkspace, Inc.
99.1*	Voting Agreement, dated March 9, 2026, by and among Universal Health Services, Inc., Douglas L. Braunstein, HEC Master Fund LP and Braunstein 2015 Trust.
99.2*	Voting Agreement, dated March 9, 2026, by and among Universal Health Services, Inc., Erez Shachar and Qumra Capital II, L.P.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the Company, which involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “are confident that,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “would” or the negative of these terms or other comparable terms. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed transaction; anticipated accretion and growth rates; plans, objectives, beliefs, expectations and intentions of the Board and the Company management; the financial condition, results of operations and business of the Company; and the anticipated timing of closing of the proposed transaction.

These forward-looking statements are based on certain assumptions and analyses made by the Company in light of the Company’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors the Company believes are appropriate in the circumstances. These forward-looking statements also are based on the current expectations and beliefs of the management of the Company and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, among other things, (i) risks related to the satisfaction of the conditions to closing the proposed transaction (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as whether the stockholders of the Company will approve the proposed transaction and the possibility that the proposed transaction does not close; (ii) risks related to the possibility that competing offers or acquisition proposals for the Company will be made; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances which would require the Company to pay a termination fee; (iv) risks related to the ability to realize the anticipated benefits of the proposed transaction, including the possibility that the expected benefits from the proposed transaction will not be realized or will not be realized within the expected time period; (v) the risk that the businesses will not be integrated successfully; (vi) disruption from the proposed transaction making it more difficult to maintain business and operational relationships, including with customers, vendors, service providers and other business counterparties, and the Company’s ability to attract, motivate or retain key executives, employees and other associates; (vii) risk related to the proposed transaction diverting the Company’s management’s attention from ongoing business operations; (viii) negative effects of the announcement of the Merger or the consummation of the proposed transaction on the market price of Company Common Stock and on the Company’s operating results; (ix) the risk of litigation, including shareholder litigation, and/or regulatory actions, including any conditions, limitations or restrictions placed on approvals by any applicable governmental entities, related to the proposed transaction; and (x) (A) other risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q (in particular, the risk factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in such Annual Reports and Quarterly Reports), and (B) other risk factors identified from time to time in other filings with the U.S. Securities and Exchange Commission (the “SEC”). Filings with the SEC are available on the SEC’s website at http://www.sec.gov.

The list of factors that may affect actual results and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes, expect as required by law, and expressly disclaims any obligation to revise or update any forward-looking statement to reflect future events or circumstances.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ALL RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (if and when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and on the Company’s website at www.talkspace.com.

Participants in the Solicitation

The Company and its directors and executive officers and other members of management and employees may, under SEC rules, be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers can be found in the Company’s definitive proxy statement on Schedule 14A for the 2025 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2025 and subsequent statements of beneficial ownership on file with the SEC. These documents are available free of charge at the SEC’s web site at www.sec.gov and on the Company’s website at www.talkspace.com. Additional information regarding the interest of the participants in the solicitation of the Company’s stockholders, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement related to the proposed transaction described above and other relevant materials to be filed with the SEC if and when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Talkspace, Inc.

	By:	/s/ Ian Harris
		Name	Ian Harris
		Title	Chief Financial Officer
Date: March 9, 2026